Exhibit 10.2
Sixth Amendment to License Agreement
This Sixth Amendment to License Agreement is dated April 5, 2022 (“Sixth Amendment”) and is entered into between Prime Medicine, Inc. (“Licensee”) and MIL 21E, LLC (“Licensor”).
WHEREAS, Licensor and Licensee are parties to a certain License Agreement dated March 16, 2020, as amended by that certain First Amendment to License Agreement dated August 17, 2020, as amended by that certain Second Amendment to License Agreement dated October 21, 2020, as amended by that certain Third Amendment to License Agreement dated May 24, 2021, as amended by that certain Fourth Amendment to License Agreement dated July 27, 2021, as amended by that certain Fifth Amendment to License Agreement dated December 20, 2021 (collectively, “License Agreement”);
WHEREAS, Licensee warrants and represents that, to the best of its knowledge, Licensor has fulfilled its obligations under the License Agreement and is not in default of any covenants or obligations contained in the License Agreement;
WHEREAS, Licensor and Licensee desire to amend the License Agreement in certain respects as set forth herein; and,
WHEREAS, all capitalized terms contained herein shall, unless otherwise defined in this Sixth Amendment, have the same meaning as set forth in the License Agreement.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the License Agreement is hereby amended as follows
1.Term. Section 2(a) of the Licensed Agreement is hereby modified be adding the following new sentence to the end of the Section:
The parties agree to extend the License Agreement by a period of twenty four (24) months, and as such, and as such, the extended term of the License Agreement shall begin March 15, 2023 (“Extended Term Commencement Date”) and shall expire on March 14, 2025 (“Expiration Date”).
2.Early Termination. Section 2(b) as modified by the First Amendment to License Agreement is hereby deleted in its entirety and replaced with the following:
Licensee, upon seven (7) months’ written notice to Licensor shall have the right to terminate the License Agreement (“Early Termination”); provided, however, notice of such Early Termination can be given no sooner than November 14, 2023. Licensor has no obligation or honor any Early Termination notice that does not strictly comply with the requirements of this Section.
3.License Fee. The following shall be added to the end of Section 3(a) of the License Agreement:
Effective the Extended Term Commencement Date, Licensee shall pay Licensor a monthly license fee of $540,000.00 (“Extended Term License Fee”). The Extended Term License Fee shall be subject to a four percent (4%) increase upon each anniversary of the Extended Term Commencement Date, as shown on Schedule A attached to this Sixth Amendment (which shall replace the existing Schedule A). Except as expressly stated otherwise herein, the Extended License Fee shall be subject to all the same terms and conditions as the License Fee
4.Security Deposit: The following shall be added to the end of Section 3(d) of the License Agreement:
In consideration of the extended term, Licensee shall pay a Security Deposit equal to $561,600.00 (“Extended Term Security Deposit”). As Licensee has already paid Licensor a Security Deposit of $524,695.91 under the License Agreement (“Previous Security Deposit”), Licensor shall retain the Previous Security Deposit and Licensee shall pay to Licensor the balance owed of $ $36,904.09.
5.Initial Payment: The following shall be added to the end of Section 3(e) of the License Agreement:
Licensee shall pay to Licensor, immediately upon executing this Sixth Amendment, an amount equal to the License Fee for the last month of the extended term ($561,600.00). As Licensee has already paid $524,695.91 toward the last month’s payment for the current term, the balance owed pursuant to this Sixth Amendment is $36,904.09. Licensee shall also pay, immediately upon executing this Sixth Amendment, the balance of the Extended Term Security Deposit owed of $36,904.09. As such, Licensee shall pay Licensor a total of $73,808.18 on or before the execution of this Sixth Amendment.
6.Notice. The following shall be added to the end of Section 15(g) of the License Agreement:
A copy of any notice to Licensor pursuant to this License Agreement shall be sent to the following address:
SmartLabs
10 Fan Pier, 4th Floor
Boston, MA 02210
Attn: Legal Department
7.No Waiver. The parties acknowledge and agree that Licensor’s agreement to enter into this Amendment is in no way a waiver of any potential claims or defenses in relation to that certain Health and Safety Infractions Letter or that certain Warning Letter, both dated as of February 11, 2022.
8.Broker. Licensee warrants and represents that Licensee has dealt with no broker in connection with the consummation of this Sixth Amendment, and, in the event of any brokerage claims asserted against Licensor predicated upon prior dealings with Licensee, Licensee agrees to defend the same and indemnify Licensor against any such claim.
9.Ratification. Except as expressly amended hereby, all terms and conditions of the License Agreement shall remain unchanged and in full force and effect.
10.Counterparts. This Sixth Amendment to License Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document.
[signatures on following page]

IN WITNESS WHEREOF, Licensor and Licensee have duly executed this Sixth Amendment as of the date first written above.

LICENSOR	LICENSEE
/s/ Brian Taylor	/s/ Keith Gottesdiener
By: Brian Taylor Title: Head of Field Operations	By: Keith Gottesdiener Title: CEO